                                   EXHIBIT 21
                         SUBSIDIARIES OF THE REGISTRANT

     The following is a list of subsidiaries included in GATX's consolidated financial statements (excluding a number of subsidiaries which would not constitute a significant subsidiary), and the state of incorporation of each:

COMPANY NAME                                                   STATE OF INCORPORATION
------------                                                   ----------------------
GATX Financial Corporation..................................   Delaware
GATX Third Aircraft Corporation.............................   Delaware
GATX Rail Holdings I, Inc. .................................   Delaware

     In addition to the above-named subsidiaries, GATX Financial Corporation includes 62 domestic subsidiaries, 43 foreign subsidiaries, and interests in 27 domestic affiliates and 48 foreign affiliates.

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